                                                                        NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces Earnings for First Quarter of Fiscal 2011

ST. LOUIS (January 27, 2011) – The Laclede Group, Inc. (NYSE: LG) today reported consolidated net income for its first fiscal quarter ending December 31, 2010 of $23.4 million, or $1.05 diluted earnings per share, compared to $22.9 million, or $1.03 diluted earnings per share, for the same quarter last year.

The year-to-year increase in quarterly net income was primarily due to improved operating performance of the regulated operations of Laclede Gas Company, the Company’s core subsidiary.  Laclede Energy Resources, its non-regulated natural gas commodity service provider, also reported net income that was slightly above that reported for the same quarter last year.  On a non-GAAP basis, which excludes the impacts of unrecognized net gains and losses of energy-related derivatives, The Laclede Group reported first-quarter net economic earnings of $23.4 million, or $1.05 per share, compared to $25.8 million, or $1.16 per share, for the same quarter last year. Please refer to the description of “Net Economic Earnings” included below.

“I am pleased that Laclede Gas continued to improve its operations and manage its expenses well during the quarter, while Laclede Energy Resources continued to adapt and pursue expansion of its business in a dynamic and challenging natural gas environment,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.

RESULTS OF OPERATIONS

Laclede Gas Company
Laclede Gas Company, Missouri’s largest natural gas distribution utility, reported net income of $21.5 million for the first quarter of 2011, compared to $21.1 million for the same quarter last year. Laclede Gas contributed $0.96 to consolidated diluted earnings per share for the first quarter, compared to $0.95 for the year-ago quarter.

First-quarter performance from regulated operations was positively impacted by a general rate increase that went into effect September 1, 2010 and lower operating costs reflecting improved collections and cost-management initiatives.  Last year’s first-quarter results also included net income of $3.7 million, or $0.16 diluted earnings per share, realized from a non-regulated propane transaction in the wholesale market that did not recur in the current quarter.

Laclede Energy Resources
Laclede Energy Resources (LER) reported net income of $1.9 million for the first quarter of 2011, compared to $1.8 million for the same quarter last year.  On a consolidated basis, LER contributed $0.09 diluted earnings per share for the 2011 first quarter compared to $0.08 per share for the year-ago quarter.  These increases are primarily due to the recognition of net unrealized losses on energy-related derivatives in the first quarter of last year, offset by the effect of lower margins on sales of natural gas and the effect of lower sales volumes in the current year.  The reduced sales margins and volumes were driven primarily by narrower regional price differentials that continue to prevail in the marketplace.  Excluding the net after-tax effect of unrealized gains and losses, LER’s net economic earnings for the first quarter of 2011 were $1.9 million compared to $4.7 million for the same quarter last year. LER contributed

$0.09 to Laclede Group’s consolidated net economic earnings per share for the first quarter this year compared to $0.21 for the first quarter last year.

ABOUT THE LACLEDE GROUP
The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2011 first-quarter results, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

Net Economic Earnings

This press release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  The Laclede Group’s non-regulated subsidiary (LER) and, to a lesser extent, Laclede Gas account for certain transactions through fair value measurements.  As a result, management also uses these non-GAAP measures internally when evaluating the Company's performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

The accompanying schedule provides a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure:

(Millions, except per share amounts)	Net Economic Earnings (Non-GAAP)	Add: Unrealized gain (loss) (1)	Net Income (GAAP)

Quarter Ended December 31, 2010
Regulated Gas Distribution	$21.5	$—	$21.5
Non-Regulated Gas Marketing	1.9	—	1.9
Other	—	—	—
Total	$23.4	$—	$23.4
Per Share Amounts (2)	$1.05	$—	$1.05

Quarter Ended December 31, 2009
Regulated Gas Distribution	$17.4	$—	$17.4
Non-Regulated Gas Marketing	4.7	(2.9)	1.8
Other	3.7	—	3.7
Total	$25.8	$(2.9)	$22.9
Per Share Amounts (2)	$1.16	$(0.13)	$1.03

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarter ended December 31, 2009, the amount of income tax benefit included in the consolidated reconciling item above is $1.8 million.

(2) Consolidated net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted earnings per share calculation.

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    UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended December 31,
	2010	2009

OPERATING REVENUES
Regulated Gas Distribution	$277,443	$282,929
Non-Regulated Gas Marketing	166,408	197,525
Other	351	10,712
Total Operating Revenues	444,202	491,166
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	173,365	182,000
Other operation expenses	34,862	37,463
Maintenance	6,140	6,174
Depreciation and amortization	9,638	9,363
Taxes, other than income taxes	15,748	16,224
Total Regulated Gas Distribution Operating Expenses	239,753	251,224
Non-Regulated Gas Marketing	163,353	194,730
Other	345	4,548
Total Operating Expenses	403,451	450,502
Operating Income	40,751	40,664
Other Income and (Income Deductions) - Net	1,845	1,587
Interest Charges:
Interest on long-term debt	5,942	6,146
Other interest charges	744	563
Total Interest Charges	6,686	6,709
Income Before Income Taxes	35,910	35,542
Income Tax Expense	12,541	12,656
Net Income	$23,369	$22,886

Average Number of Common Shares Outstanding:
Basic	22,041	21,957
Diluted	22,120	22,001

Basic Earnings Per Share of Common Stock	$1.05	$1.03
Diluted Earnings Per Share of Common Stock	$1.05	$1.03